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                                                                                                       EXHIBIT (12)

                               SPRINT CORPORATION
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                  (In Millions)



                                                                                    Three Months Ended
                                                                                        March 31,
                                                                         -----------------------------------------
                                                                                  1996                 1995
- ------------------------------------------------------------------------ --- ---------------- --- ----------------


Earnings
     Income from continuing operations                                   $        312.2       $        224.7
     Capitalized interest                                                         (24.4)                (4.4)
     Income tax provision                                                         194.1                129.4
- ------------------------------------------------------------------------ --- ---------------- --- ----------------

Subtotal                                                                          481.9                349.7

Fixed charges
     Interest charges                                                              72.1                 72.6
     Interest factor of operating rents                                            30.2                 29.4
     Pre-tax cost of preferred stock dividends of subsidiaries                      0.1                  0.2
- ------------------------------------------------------------------------ --- ---------------- --- ----------------

Total fixed charges                                                               102.4                102.2
- ------------------------------------------------------------------------ --- ---------------- --- ----------------

Earnings, as adjusted                                                    $        584.3       $        451.9
                                                                         --- ---------------- --- ----------------

Ratio of earnings to fixed charges                                                 5.71                 4.42
                                                                         --- ---------------- --- ----------------


Note: The above ratios have been computed by dividing fixed charges into the sum of (a) income from continuing operations less capitalized interest included in income, (b) income taxes, and (c) fixed charges. Fixed charges consist of interest on all indebtedness (including amortization of debt issuance expenses), the interest component of operating rents and the pre-tax cost of preferred stock dividends of subsidiaries.



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